FIRST AMENDMENT TO APPENDIX A

TO

AMENDED and RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

Fund	Date Added
JOHCM US Small Mid Cap Equity Fund	August 31, 2017
JOHCM Global Income Builder Fund	September 19, 2017
JOHCM International Small Cap Equity Fund	September 21, 2017

Effective as of September 21, 2017

JOHCM (USA), INC.		J O HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ M. Helen Vaughan	By:	/s/ Kenneth Lambden
Name:	M. Helen Vaughan	Name:	Kenneth Lambden
Title:	Executive V.P.	Title:	CEO

J O HAMBRO CAPITAL MANAGEMENT LIMITED

		By:	/s/ M. Helen Vaughan
		Name:	M. Helen Vaughan
		Title:	CCO